Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Strong Nonutility Earnings Drive Atmos Energy’s

Fiscal 2007 First Quarter Results; Company Affirms Fiscal 2007 Guidance

DALLAS (February 6, 2007)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2007 first quarter ended December 31, 2006.

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Fiscal 2007 first quarter net income was $81.3 million, or $0.97 per diluted share, compared with net income of $71.0 million, or $0.88 per diluted share in the prior-year quarter, representing a 10 percent per share increase quarter over quarter.

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Nonutility businesses contributed $49.5 million of net income, or $0.59 per diluted share during the fiscal 2007 first quarter, a 119 percent increase from net income of $22.6 million, or $0.28 per diluted share in the prior-year quarter. Natural gas marketing gross profit for the current quarter included unrealized mark-to-market gains of $48.9 million, compared with unrealized losses of $29.5 million in the prior-year quarter. Unrealized gains and losses are temporary and both should reverse in future periods.

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The successful completion of a public offering of 6.3 million common shares in December 2006 enabled the company to reduce short-term debt and improve its debt-to-capitalization ratio from 60.9 percent as of September 30, 2006, to 54.9 percent as of December 31, 2006.

•	Atmos Energy affirmed its fiscal 2007 earnings guidance of $1.90 to $2.00 per diluted share.

“Atmos Energy is off to a strong start this year,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy. “Our nonutility marketing business continues to execute its strategy well. Our pipeline business is benefiting from last year’s investment in the North Side Loop and related compression projects. And our utility business is on very solid ground, with weather normalization applicable to over 90 percent of our residential customers and continued rate filings bolstering results. Our company is maintaining its momentum and, we’re confident that we are on track to meet our goal of growing earnings in the 4 to 6 percent range.”

Consolidated gross profit for the three months ended December 31, 2006 was $375.6 million, compared with $346.6 million in the same period last year. The $29.0 million increase reflects increased gross profit margins in the company’s natural gas marketing and pipeline and storage segments, partially offset by lower gross profit margin in the utility segment.

Utility gross profit decreased $17.6 million to $262.6 million for the fiscal 2007 first quarter, compared with $280.2 million in the prior-year quarter, before intersegment eliminations. Consolidated utility throughput decreased from 125.8 billion cubic feet (Bcf) in the first quarter of fiscal 2006 to 119.1 Bcf for the first quarter of fiscal 2007. The period-over-period decrease in utility gross profit primarily reflects a $15.2 million reduction in franchise fees and state gross receipts taxes as a result of lower natural gas prices, which are recovered from utility customers and have no permanent effect on net income. This decrease was partially offset by the favorable impact of the implementation of weather-normalized adjustments (WNA) in the company’s Mid-Tex and Louisiana divisions, which increased utility gross profit by $7.5 million, compared with the prior-year quarter. Additionally, gross profit increased in the current quarter by approximately $8.7 million compared with the three months ended December 31, 2005, primarily due to rate adjustments resulting from the company’s 2004 and 2005 filings under the Texas Gas Reliability Infrastructure Program (GRIP) and the company’s Rate Stabilization Clause (RSC) filed in its Louisiana Gas Service (LGS) service area in August 2006.

Natural gas marketing gross profit increased $36.8 million to $63.1 million for the three months ended December 31, 2006, compared with $26.3 million for the three months ended December 31, 2005, before intersegment eliminations. This increase reflects favorable movements in Atmos Energy Marketing’s (AEM) unrealized margin, partially offset by lower realized margins in the current-year quarter. For the fiscal 2007 first quarter, the storage and marketing margin of $63.1 million included a positive $48.9 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2006. For the fiscal 2006 first quarter, the storage and marketing margin of $26.3 million included a negative $29.5 million of mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2005. The unrealized gains reported for the fiscal 2007 first quarter are temporary and should reverse over time. As of December 31, 2006, the physical storage position was 21.0 Bcf with equal and offsetting financial hedges, compared to physical/financial positions of 12.8 Bcf at December 31, 2005. Realized margins decreased during the three months ended December 31, 2006, as AEM realized lower arbitrage spreads and marketing margins in a less volatile natural gas market compared with the prior-year quarter, which experienced a highly volatile natural gas market as a result of the impact of Hurricanes Katrina and Rita. Consolidated natural gas marketing sales volumes were 77.5 Bcf for the current quarter, compared with 71.5 Bcf for the prior-year quarter.

Pipeline and storage gross profit was $49.6 million for the three months ended December 31, 2006, compared with $39.7 million in the same period last year. Consolidated pipeline and storage throughput increased to 119.0 Bcf for the three months ended December 31, 2006, compared with 91.6 Bcf for the three months ended December 31, 2005. The $9.9 million increase in gross profit was primarily attributable to $4.3 million of incremental gross profit margin received from the company’s North Side Loop and various compression projects completed in fiscal 2006. The company also realized a $1.1 million increase primarily due to rate adjustments resulting from the company’s 2005 GRIP filings, and Atmos Pipeline & Storage, LLC’s ability to capture more favorable arbitrage spreads in its asset management contracts.

Consolidated operation and maintenance expense for the first quarter of fiscal 2007 was $115.4 million, compared with $108.2 million for the first quarter of fiscal 2006. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter increased $9.2 million, compared with the prior-year quarter. The increase was primarily attributable to higher employee and other administrative costs. However, these increases were partially offset by the absence in fiscal 2007 of a $2.0 million charge for losses related to Hurricane Katrina in the first quarter of fiscal 2006.

The provision for doubtful accounts decreased $2.0 million to $6.7 million for the three months ended December 31, 2006, compared with $8.7 million for the same period a year ago. The decrease was primarily attributable to decreases in the utility segment provision for doubtful accounts due to lower revenues associated with lower natural gas prices. In the utility segment, the average cost of natural gas for the three months ended December 31, 2006, was $8.12 per Mcf, compared with $11.82 per Mcf for the three months ended December 31, 2005.

Taxes, other than income taxes for three months ended December 31, 2006 were $40.1 million, compared with $45.4 million for the prior-year quarter. The $5.3 million decrease primarily reflects lower franchise fees and state gross receipts taxes. Although these amounts are included as a component of revenue in accordance with the company’s tariffs, timing differences between when these amounts are recovered from customers and when the company recognizes the expense may favorably or unfavorably affect net income, primarily in the Mid-Tex Division; however, they offset over time with no permanent impact on net income.

For the three months ended December 31, 2006, operating activities provided cash of $165.0 million, compared with a use of cash of $195.4 million for the three months ended December 31, 2005. Period over period, operating cash flow was favorably impacted by significantly lower natural gas prices compared to the prior-year quarter and reduced cash margin deposit requirements to collateralize certain risk management positions.

Capital expenditures decreased to $87.0 million for the three months ended December 31, 2006, compared with $102.5 million for the three months ended December 31, 2005. The $15.5 million decrease in capital spending primarily reflects the absence in the current period of capital expenditures associated with the company’s North Side Loop and various pipeline compression projects, which were completed in the third quarter of fiscal 2006.

Outlook

Atmos Energy said its leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. As a result of additional short-term borrowings to fund natural gas purchases and meet working capital requirements during the winter heating season, the debt to capitalization ratio typically reaches its peak at the end of the fiscal first quarter. However, the capitalization ratio improved to 54.9 percent at December 31, 2006, from 61.9 percent at December 31, 2005, primarily as a result of the successful public equity offering completed in December 2006. Atmos Energy remains committed to maintaining the capitalization ratio in a targeted range of 50 to 55 percent.

The company’s $300 million unsecured floating rate Senior Notes will mature in October 2007. The company is evaluating alternatives to pay off these notes. However, Atmos Energy expects that internally generated funds, access to its credit facilities, including its commercial paper program, and access to the public debt and equity markets will provide funding for the payoff of the Senior Notes, as well as the necessary working capital and liquidity for capital expenditures and other cash needs for the remainder of fiscal 2007.

Although the December 2006 public offering of 6.3 million common shares is expected to be dilutive to fiscal 2007 earnings by about $0.05 per diluted share, the company believes that its complementary nonutility businesses will achieve stronger results than originally projected, thereby offsetting the dilutive effect on earnings per share in fiscal 2007. As a result, Atmos Energy anticipates earnings per diluted share for fiscal 2007 to be in the previously announced range of $1.90 to $2.00. However, obtaining a fair and reasonable outcome in the pending Mid-Tex Division rate case and changes in events or other circumstances that the company cannot currently anticipate, could result in earnings for the fiscal 2007 year that are significantly above or below this outlook.

Conference Call to be Webcast February 7, 2007

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results for the fiscal 2007 first quarter and detailed projections for fiscal 2007 on Wednesday, February 7, 2007, at 8 a.m. EST. The telephone number is 800-218-0204. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation will also be available on the company’s Web site, and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Kim Cocklin, senior vice president, utility operations; Mark Johnson, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Giles, vice president, investor relations.

Highlights and Recent Developments

Atmos Energy Completes Successful Public Offering

On December 13, 2006, Atmos Energy completed the sale of 6.3 million shares of common stock from a public offering, including the underwriters’ exercise of their overallotment option of 825,000 shares. The offering was priced at $31.50 and generated net proceeds of approximately $192 million. The company used the net proceeds from the offering to reduce short-term debt.

Mid-Tex Division Rate Case Update

In May 2006, the Mid-Tex Division filed its case with the Railroad Commission of Texas (RRC) seeking incremental annual revenues of approximately $60 million and several rate design changes including WNA, Revenue Stabilization and recovery of the gas cost component of bad debt. The filing was in response to actions taken by approximately 80 cities in the Mid-Tex Division, including the City of Dallas, which requires the Mid-Tex Division to demonstrate that existing distribution rates are just and reasonable.

The hearing on the case was completed on November 17, 2006. A Proposal for Decision containing the Hearing Examiners’ recommendations to the commissioners of the RRC was issued on February 2, 2007. The recommendations include a rate decrease of approximately

$22.8 million, a customer refund of about $2.6 million and a permanent weather normalization adjustment mechanism based on 10-year weather data. Although the statutory deadline for a decision is April 2, 2007, the RRC could issue a final decision in the case sometime in March.

Straight Creek Gathering Project Update

In May 2006, the company announced plans to form a joint venture and construct a natural gas gathering system in Eastern Kentucky, referred to as the Straight Creek Project. The company is continuing to evaluate the scale and scope of the original project design, as well as the in-service date.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31		Percentage Change
(000s except per share)	2006	2005

Operating revenues:
Utility segment	$964,244	$1,405,010
Natural gas marketing segment	711,694	1,101,845
Pipeline and storage segment	49,852	39,712
Other nonutility segment	1,353	1,492
Intersegment eliminations	(124,510)	(264,239)

	1,602,633	2,283,820

Purchased gas cost:
Utility segment	701,676	1,124,829
Natural gas marketing segment	648,560	1,075,526
Pipeline and storage segment	225	—
Other nonutility segment	—	—
Intersegment eliminations	(123,420)	(263,125)

	1,227,041	1,937,230

Gross profit	375,592	346,590	8%

Operation and maintenance expense	115,370	108,217	7%
Depreciation and amortization	48,995	43,260	13%
Taxes, other than income	40,067	45,416	(12)%

Total operating expenses	204,432	196,893	4%

Operating income	171,160	149,697	14%

Miscellaneous income	1,579	448	252%
Interest charges	39,532	36,189	9%

Income before income taxes	133,207	113,956	17%
Income tax expense	51,946	42,929	21%

Net income	$81,261	$71,027	14%

Basic net income per share	$0.98	$0.88
Diluted net income per share	$0.97	$0.88

Cash dividends per share	$.320	$.315

Weighted average shares outstanding:
Basic	82,726	80,259
Diluted	83,350	80,722

	Three Months Ended December 31		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2006	2005
Utility	$31,834	$48,413	(34)%
Natural gas marketing	34,947	11,452	205%
Pipeline and storage	14,600	11,167	31%
Other nonutility	(120)	(5)	(2,300)%

Consolidated net income	$81,261	$71,027	14%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2006	2006
Net property, plant and equipment	$3,667,915	$3,629,156

Cash and cash equivalents	94,406	75,815
Cash held on deposit in margin account	—	35,647
Accounts receivable, net	766,632	374,629
Gas stored underground	520,034	461,502
Other current assets	194,566	169,952

Total current assets	1,575,638	1,117,545

Goodwill and intangible assets	738,369	738,521
Deferred charges and other assets	234,473	234,325

	$6,216,395	$5,719,547

Shareholders’ equity	$1,920,457	$1,648,098
Long-term debt	1,878,733	2,180,362

Total capitalization	3,799,190	3,828,460

Accounts payable and accrued liabilities	762,487	345,108
Other current liabilities	407,351	388,451
Short-term debt	154,471	382,416
Current maturities of long-term debt	303,209	3,186

Total current liabilities	1,627,518	1,119,161

Deferred income taxes	324,296	306,172
Deferred credits and other liabilities	465,391	465,754

	$6,216,395	$5,719,547

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2006	2005
Cash flows from operating activities

Net income	$81,261	$71,027
Depreciation and amortization	49,078	43,407
Deferred income taxes	13,869	20,448
Changes in assets and liabilities	16,043	(333,931)
Other	4,718	3,680

Net cash provided by (used in) operating activities	164,969	(195,369)

Cash flows from investing activities

Capital expenditures	(86,986)	(102,465)
Other, net	(1,324)	(1,121)

Net cash used in investing activities	(88,310)	(103,586)

Cash flows from financing activities

Net increase (decrease) in short-term debt	(227,945)	329,250
Repayment of long-term debt	(1,717)	(1,695)
Cash dividends paid	(26,261)	(25,429)
Net proceeds from equity offering	192,261	—
Issuance of common stock	5,594	6,164

Net cash provided by (used in) financing activities	(58,068)	308,290

Net increase in cash and cash equivalents	18,591	9,335
Cash and cash equivalents at beginning of period	75,815	40,116

Cash and cash equivalents at end of period	$94,406	$49,451

	Three Months Ended December 31
Statistics	2006	2005
Heating degree days *	1,135	1,056
Percent of normal *	101%	93%
Consolidated utility gas throughput (MMcf as metered)	119,094	125,790
Consolidated natural gas marketing sales volumes (MMcf)	77,526	71,496
Consolidated pipeline transportation volumes (MMcf)	118,955	91,595
Natural gas meters in service	3,213,413	3,210,476
Utility average cost of gas	$8.12	$11.82
* Adjusted for weather-normalized operations.

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